FOR IMMEDIATE RELEASE

New York City REIT Acquires
123 William Street in Downtown Manhattan

New York, New York, March 30, 2015 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today it had completed its acquisition of 123 William Street, an institutional-quality office property located in downtown Manhattan for $253 million, exclusive of closing costs.

123 William Street is a 27-story building containing approximately 545,000 rentable square feet. The acquisition was funded with a combination of cash and mortgage financing.

“We are pleased to have closed on our purchase of 123 William Street, which enjoys a prime location directly across the street from the landmark Fulton Street Subway Station. It represents our first Downtown Manhattan acquisition and offers tenants a more affordable rent alternative than our Midtown office portfolio,” said Michael A. Happel, Chief Executive Officer of NYCR. “We were able to buy this building at $470 per square foot. The property was 82% leased when we placed it under contract in mid-January and it is now 98% leased as of the closing date.”

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Michael A. Happel Chief Executive Officer and President American Realty Capital New York City REIT, Inc. mhappel@nyrt.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer and Chief Financial Officer American Realty Capital New York City REIT, Inc. gsullivan@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600